Exhibit 12.1

                       Ratio of Earnings to Fixed Charges

                        Year        Six Months                      For the Year Ended
                        Ended          Ended      ----------------------------------------------------
                     December 31,   December 31,     June 30,     June 30,     June 30,     June 30,
                         2000           1999           1999         1998         1997         1996
                     ---------------------------------------------------------------------------------
Earnings to Fixed         0.70           0.12           1.03        (0.03)        0.99         1.33
Charges

Income before          $(2,525)       $(3,741)       $   287     $(11,988)     $  (142)     $ 5,121
taxes

Fixed Charges:
Other Interest           2,015          1,117          2,263        2,801        3,831        4,975
Deposit Interest         6,442          3,151          7,467        8,785       10,000       10,550
                     ---------------------------------------------------------------------------------
                       $ 8,457        $ 4,268        $ 9,730     $ 11,586      $13,831      $15,525
                     =================================================================================